April 18, 2024

Charles Amian
charlesa@visitpcv.com

Re: General Manager Position

Dear Charles,

Pismo Coast Village Board of Directors is pleased to offer you a promotion to the position of General Manager of Pismo Coast Village RV Resort, effective April 19, 2024. This is a full-time, salaried exempt position with continued expectation of onsite work at 165 Dolliver Street, Pismo Beach, CA 93448. Your base salary will be $180,000 annually.

The duties of the position of General Manager include responsibility for the orderly daily operation of the business, properties, and staff of Pismo Coast Village, and will report directly to the President of the Board. Also included is implementation of any needed methods of operation, e.g., policies, advertising, cost and cash flow, money management, record keeping and adherence to budget levels as designated by the Board of Directors

At the end of each fiscal year, the board of directors may decide in its sole discretion to pay a bonus. Although this potential bonus will be based on a review of your performance during the applicable fiscal year, this is a discretionary bonus and therefore not tied to any specific performance metrics or achievements. In addition to your individual performance, the board will also consider general financial considerations, such as overall profitability of the company, and other factors in deciding whether to pay a bonus and if so, the appropriate amount.

Vacation will include 3 weeks paid at full salary, with no more than 2 weeks taken consecutively and no more than 1 week taken during the summer prime time period. Vacation must be taken in accordance with the Company's vacation policy as set forth in the Employee Handbook.

Health insurance benefits for you and your spouse will be covered at 100%. Your spouse may be added to your benefits plan during Open Enrollment on 8/1/2024.

Use of the company car will continue per previous arrangement. Use of company cell phone will continue per previous arrangement.

Employment with Pismo Coast Village RV Resort is at-will, is for no set term, and either you or Pismo Coast Village may terminate this relationship at any time, with or without cause and with or without advance notice.

This letter sets forth the entire promotional offer of employment made to you. No other promises are extended with respect to your employment, and other negotiations or understandings are superseded by this offer. The terms of employment, as stated in this letter, cannot be changed, except in writing by the Board of Directors.

If you wish to accept this promotion, please sign, and date the offer letter below and return it within 5 days of receipt.

Sincerely,

George Pappi

President, Board of Directors